Pricing Supplement dated October 7, 2003                          Rule 424(b)(3)
(To Prospectus dated September 26, 2003 and                  File No. 333-108464
Prospectus Supplement dated September 26, 2003)              Cusip No. 88319QF99

                          Textron Financial Corporation
                           Medium-Term Notes, Series E
                     Due 9 Months or More from Date of Issue

                  Textron Financial Canada Funding Corporation
                         Medium-Term Notes, Series E-CAD
                     Due 9 Months or More from Date of Issue

                      Fully and Unconditionally Guaranteed
                                       by
                          Textron Financial Corporation


                                   Fixed Rate



Issuer:  Textron Financial Corporation


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
Principal Amount:  $22,000,000                     Interest Rate:  2.69%
Issue Price:   99.356%                             Original Issue Date * :  October 10, 2003
Agent's Discount or Commission:  $77,000           Stated Maturity Date:  October 3, 2006
Net Proceeds to Issuer * :  $21,792,827.22
-------------------------------------------------------------------------------------------------


Interest Payment Dates:
       [ ] March 15 and September 15
       [X] Other:   April 3 and October 3

Regular Record Dates
(if other than the last day of February and August):   March 18 and September 18

Redemption:
       [X] The Notes cannot be redeemed prior to the Stated Maturity Date.
       [ ] The Notes can be redeemed prior to the Stated Maturity Date.
           Initial Redemption Date:
           Initial Redemption Percentage:            %
           Annual Redemption Percentage Reduction: _______% until Redemption Percentage is 100% of the Principal Amount.

Optional Repayment:
       [X] The Notes cannot be repaid prior to the Stated Maturity Date.
       [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes. Optional Repayment Date(s):
             Optional Repayment Price(s):

Specified Currency (if other than U.S. dollars):

Authorized Denomination (if other than $1,000 and integral multiples thereof):

Exchange Rate Agent:

Original Issue Discount:  [  ]   Yes  [X]   No
     Issue Price: %
         Total Amount of OID:
         Yield to Maturity:
         Initial Accrual Period OID:

Agent:

     [ ]Merrill Lynch, Pierce, Fenner & Smith   [ ]First Union Securities, Inc.
                    Incorporated                [ ]Fleet Securities, Inc.
     [ ]Banc of America Securities LLC          [ ]J.P. Morgan Securities Inc.
     [ ]Banc One Capital Markets, Inc.          [ ]Salomon Smith Barney Inc.
     [X]Barclays Capital Inc.                   [ ]UBS Warburg LLC
     [ ]Credit Suisse First Boston Corporation  [ ]Other: _______________
     [ ]Deutsche Bank Alex. Brown Inc.

Agent acting in the capacity as indicated below:
       [X] Agent [ ] Principal


If as Principal:

     [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
     [ ] The Notes are being offered at a fixed initial public offering price of ___% of the Principal Amount.

If as Agent:

         The Notes are being offered at a fixed public offering price of 99.356% of the Principal Amount.

Other Provisions:

* The net proceeds to Issuer includes $11,507.22 of accrued interest. Interest will be paid from October 3, 2003.





















             Terms are not completed for certain items above because
                         such items are not applicable.